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                                                                    Exhibit 99.2


                               ITEM 7 INFORMATION

       The securities being reported by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a wholly-owned subsidiary of GS Group.